Exhibit 10.50
AMENDMENT ONE
TO
EMPLOYMENT AGREEMENT
AMENDMENT (“Amendment”) made to the Employment Agreement dated as of [date] (the “Employment Agreement”), by and between Westwood One, Inc., a Delaware corporation (the “Company”), and [employee] (the “Employee”). Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect.
WHEREAS, the Company and the Employee have previously entered into the Employment Agreement; and
WHEREAS, the Company and the Employee desire to amend the Employment Agreement in a manner intended to address Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, effective December 31, 2008, the Employment Agreement is hereby amended as follows:
1. The penultimate sentence of Section 4(b) of the Employment Agreement is hereby amended in its entirety as follows:
“Any cash component of any bonus will be payable in accordance with the Company’s normal payroll practices in the year following the year for which it is earned, but no later than (i) April 30, 2009 (in the case of the bonus for 2008), (ii) April 30, 2010 (in the case of the bonus for 2009) and (iii) last day of the Term (in the case of the bonus for 2010).”
2. The first sentence of Section 6(c) of the Employment Agreement is hereby amended in its entirety as follows:
“In the event of any termination of employment pursuant to Section 6, Employee (or Employee’s estate, as the case may be) shall be entitled to receive (i) any accrued but unpaid Base Salary prorated to the date of such termination in accordance with Section 4(a) hereof, (ii) Employee’s then current entitlement, if any, under the Company’s employee benefit plans and programs, including payment for any accrued and unused vacation and any vested portion of the equity compensation previously awarded to Employee, each in accordance with the terms of any applicable plan or policy and (iii) no other compensation.”

3. The first sentence of Section 6(e) of the Employment Agreement is hereby amended in its entirety as follows:
“Provided the Company has not notified Employee that he is being terminated pursuant to Sections 6(a) and 6(b) hereof, Employee may terminate his employment hereunder effective at any time upon written notice to the Company for Good Reason provided such notice is given to the Company within thirty (30) days after the triggering event and such event is not cured by the Company within 30 days after its receipt of such notice.”
4. Section 17 of the Employment Agreement is hereby amended by adding the following new subsections (c) and (d) to the end thereof:
“(c) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.”
(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.”
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this  _____  day of                      2008.

EMPLOYEE

WESTWOOD ONE, INC.

By:
Name:

Title: